Exhibit 99.1

         Iowa Telecom Reports Results for Third Quarter Ended
                          September 30, 2007


    NEWTON, Iowa--(BUSINESS WIRE)--Nov. 7, 2007--Iowa
Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the third quarter ended September 30, 2007.
Quarterly highlights for the Company include:

    --  Operating revenues were $60.8 million.

    --  Operating income was $18.8 million.

    --  Net income was $6.3 million or $0.20 per diluted share.

    --  Adjusted EBITDA (as defined herein) was $31.9 million.

    "We are very pleased with our results for the third quarter and for the year to date," said Alan L. Wells, Iowa Telecom chairman and chief executive officer. "Our year-over-year operating revenues continued to increase, and were up 1.9% as the result of the combination of our DSL growth, the success of our bundled product offerings, and the expansion of our customer premise equipment (CPE) and data business. Our DSL product continues to grow as we added 2,700 new customers during the quarter. While our rate of access line loss for the quarter was slightly higher than in previous quarters, the loss was primarily residential lines and was an expected consequence of the entry of a new competitor into many of our markets in the middle of the second quarter of 2007.

    "Our adjusted EBITDA for the quarter grew to $31.9 million, an increase of $674,000 from a year ago," added Wells. "Income tax expense for the quarter was $4.5 million compared to $5.6 million a year ago, but our actual cash taxes paid during the quarter were only $52,000. Year-to-date our actual cash taxes paid were only $494,000, reflecting the continued utilization of our net operating loss carry forwards and the amortization of our goodwill for tax purposes. During the quarter we declared our 12th consecutive dividend at the annualized rate of $1.62 per share. In addition to returning a significant portion of our cash flow to our investors, we have also used our cash flow to reduce our net debt by $13.9 million since the beginning of the year.

    "For the first nine months of this year, capital expenditures were $19.9 million, and our cash interest expense was $23.5 million," Wells continued. "We continue to expect capital expenditures for the year to be between $25.0 and $27.0 million, and expect cash interest expense to be between $30.0 million and $32.0 million.

    "We are very happy with our 2007 results to date, which are consistent with our expectations," Wells concluded. "Looking ahead, our focus remains on growing our DSL and bundled offerings, and on growing our CPE and data businesses."

    FINANCIAL DISCUSSION FOR THIRD QUARTER 2007:

    -- Revenues and Sales were $60.8 million in the third quarter of 2007 compared to $59.6 million in the third quarter of 2006. Local services revenues decreased $763,000, or 4.0%, primarily due to access line declines. Network access services revenues decreased $47,000, or 0.2%, for the third quarter. Other services and sales revenues increased by $2.2 million, or 19.0%, primarily as a result of growth in our DSL Internet access service revenues which increased $1.5 million, or 33.6%, due to customer growth.

    -- Operating Costs and Expenses increased $4.0 million, or 10.6%, in the third quarter of 2007 as compared to the third quarter of 2006. Cost of services and sales increased $1.4 million, or 7.8%. Selling, general and administrative costs increased $2.1 million compared to the year-ago period, as the 2006 period included the benefit of a $2.9 million gain on the sale of four exchanges. Depreciation and amortization increased $565,000, or 4.8%, during the third quarter compared to 2006.

    -- Operating Income was $18.8 million in the third quarter of 2007 as compared to $21.7 million in the same period in 2006. The decrease is primarily due to the benefit of the one-time $2.9 million gain on the sale of four exchanges that was included in the 2006 period.

    -- Interest Expense for the third quarter of 2007 was $8.0 million, consistent with the third quarter of 2006.

    -- Earnings Before Income Taxes for the third quarter of 2007 were $10.8 million compared to $13.6 million in the third quarter of 2006. The difference is primarily attributed to the one-time $2.9 million gain on the sale of four exchanges in 2006.

    -- Income Tax Expense for the third quarter of 2007 was $4.5 million compared to $5.6 million in the third quarter of 2006. The Company estimates that book income tax expense will be recorded at an effective tax rate of approximately 41% in future periods. The recorded book tax expense did not impact the actual cash taxes paid during the quarter as the Company paid actual cash income taxes during the quarter of only $52,000. The level of cash income taxes paid reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. At the end of the quarter, the Company had a net operating loss carry forward balance of approximately $158 million, and continues to take tax deductions of approximately $40 million annually related to the amortization of intangibles

    -- Net Income was $6.3 million for the third quarter of 2007, compared to net income of $8.0 million in the third quarter of 2006. The difference is primarily attributed to the one-time $2.9 million gain on the sale of four exchanges in 2006.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $31.9 million, and increased $674,000 for the third quarter of 2007 compared to a year ago.

    -- Total Access Lines decreased by 4,400 during the third quarter of 2007 from the second quarter of 2007, as ILEC access lines declined by 4,700 lines and CLEC lines increased by 300 lines. Total access lines decreased 9,900, or 3.9%, for the third quarter of 2007 compared to the third quarter of 2006.





                 Third Quarter 2007 Financial Summary
                             (Unaudited)
           (dollars in thousands, except per share amounts)

                             3rd Quarter 3rd Quarter      Change
                                                     -----------------
                                2007        2006      Amount   Percent
----------------------------------------------------------------------

Revenue                         $ 60,780    $ 59,631 $  1,149     1.9%
Operating Income                $ 18,772    $ 21,663 $ (2,891)  -13.3%
Interest Expense                $  7,987    $  7,969 $     18     0.2%
Earnings Before Income Taxes    $ 10,774    $ 13,649 $ (2,875)  -21.1%
Income Tax Expense              $  4,483    $  5,617 $ (1,134)  -20.2%
Net Income                      $  6,291    $  8,032 $ (1,741)  -21.7%
Basic Earnings Per Share        $   0.20    $   0.26 $  (0.06)  -23.1%
Diluted Earnings Per Share      $   0.20    $   0.25 $  (0.05)  -20.0%

Adjusted EBITDA (1)             $ 31,867    $ 31,193 $    674     2.2%
Capital Expenditures and
 Acquisitions (2)               $  6,641    $ 25,152 $(18,511)  -73.6%
Dividends Paid                  $ 12,873    $ 12,759 $    114     0.9%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.
(2) Includes business acquisitions of $18.1 million during the third quarter of 2006.

Key Operating Statistics     3rd Quarter 3rd Quarter      Change
                                                     -----------------
                                2007        2006      Amount   Percent
----------------------------------------------------------------------

Telephone Access Lines
  ILEC Lines (1)                 218,100     230,600  (12,500)   -5.4%
  CLEC Lines (2)                  25,600      23,000    2,600    11.3%
                             ----------- -----------  -------- -------
Total Telephone Access Lines     243,700     253,600   (9,900)   -3.9%

Long Distance Subscribers        145,400     145,900     (500)   -0.3%
Dial-up Internet Subscribers      24,200      33,700   (9,500)  -28.2%
DSL Subscribers                   60,600      45,000   15,600    34.7%

                             3rd Quarter 2nd Quarter      Change
                                                     -----------------
                                2007        2007      Amount   Percent
----------------------------------------------------------------------

Telephone Access Lines
  ILEC Lines (1)                 218,100     222,800   (4,700)   -2.1%
  CLEC Lines (2)                  25,600      25,300      300     1.2%
                             ----------- ----------- --------- -------
Total Telephone Access Lines     243,700     248,100   (4,400)   -1.8%

Long Distance Subscribers        145,400     147,000   (1,600)   -1.1%
Dial-up Internet Subscribers      24,200      26,700   (2,500)   -9.4%
DSL Subscribers                   60,600      57,900    2,700     4.7%

(1) Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,200 wholesale lines subscribed at September 30, 2006, 3,000 at June 30, 2007 and 3,000 at September 30, 2007.
(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.


    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the third quarter 2007 results on Wednesday, November 7, 2007, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 325-4783 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on November 7, 2007, and will remain available through November 15, 2007, by dialing (719) 457-0820 and entering Confirmation Code 4820824.

    The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on November 7, 2007, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 450 communities and employs over 600 people throughout the State of Iowa. The company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.





       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                            Balance Sheets
                             (Unaudited)
           (dollars in thousands, except per share amounts)


                                        As of              As of
                                  September 30, 2007 December 31, 2006
                                  ------------------ -----------------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents              $   4,475         $  13,613
   Accounts receivable, net                  21,448            20,828
   Inventory                                  3,335             3,124
   Prepayments and other assets               3,764             2,550
                                  ------------------ -----------------
      Total Current Assets                   33,022            40,115
                                  ------------------ -----------------

PROPERTY, PLANT AND EQUIPMENT
   Property, plant and equipment            537,689           521,556
   Accumulated depreciation                (253,936)         (222,581)
                                  ------------------ -----------------
      Net Property Plant and
       Equipment                            283,753           298,975
                                  ------------------ -----------------

GOODWILL                                    466,554           466,554
INTANGIBLE ASSETS AND OTHER, net             32,687            39,982


INVESTMENT IN AND RECEIVABLE FROM
 THE RURAL TELEPHONE FINANCE
 COOPERATIVE                                 13,869            13,903
                                  ------------------ -----------------
Total Assets                              $ 829,885         $ 859,529
                                  ================== =================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Revolving credit facility              $   8,000         $  31,000
   Accounts payable                          10,032             9,565
   Advanced billings and customer
    deposits                                  8,653             8,460
   Accrued and other current
    liabilities                              29,056            32,035
                                  ------------------ -----------------
      Total Current Liabilities              55,741            81,060
                                  ------------------ -----------------

LONG-TERM LIABILITIES
Long-Term Debt                              477,778           477,778
Deferred Tax Liabilities                     35,870            18,716
Other Long-Term Liabilities                   6,838            14,276
                                  ------------------ -----------------
      Total long-term liabilities           520,486           510,770
                                  ------------------ -----------------

 TOTAL LIABILITIES                          576,227           591,830
                                  ------------------ -----------------

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value,
    100,000,000 shares
    authorized, 31,440,215 and
    31,379,670 shares issued and
    outstanding                                 314               314
   Additional paid-in-capital               323,429           322,016
   Retained deficit                         (75,244)          (59,976)
   Accumulated other
    comprehensive income                      5,159             5,345
                                  ------------------ -----------------

      Total Stockholders' Equity            253,658           267,699
                                  ------------------ -----------------

Total Liabilities and
 Stockholders' Equity                     $ 829,885         $ 859,529
                                  ================== =================






       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                          Income Statements
                             (Unaudited)
               (in thousands, except per share amounts)

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------ -------------------
                                  2007      2006     2007      2006
                                --------- -------- --------- ---------

REVENUE AND SALES
   Local services                $18,372  $19,135  $ 55,964  $ 57,627
   Network access services        23,485   23,532    77,502    71,951
   Toll services                   5,185    5,419    15,860    16,421
   Other services and sales       13,738   11,545    40,685    28,243
                                --------- -------- --------- ---------
      Total revenues and sales    60,780   59,631   190,011   174,242

OPERATING EXPENSES
   Cost of services and sales
    (exclusive of items shown
    separately below)             19,221   17,836    57,797    49,233
   Selling, general and
    administrative                10,527    8,437    32,129    27,470
   Depreciation and
    amortization                  12,260   11,695    36,518    35,263
                                --------- -------- --------- ---------
      Total operating costs and
       expenses                   42,008   37,968   126,444   111,966

OPERATING INCOME                  18,772   21,663    63,567    62,276

OTHER INCOME (EXPENSE)
   Interest and dividend income      199      159       752       527
   Interest expense               (7,987)  (7,969)  (23,964)  (23,577)
   Other, net                       (210)    (204)     (483)     (306)
                                --------- -------- --------- ---------
      Total other expense         (7,998)  (8,014)  (23,695)  (23,356)

EARNINGS BEFORE INCOME TAXES      10,774   13,649    39,872    38,920

INCOME TAX EXPENSE                 4,483    5,617    16,534     8,374
                                --------- -------- --------- ---------

NET INCOME                       $ 6,291  $ 8,032  $ 23,338  $ 30,546
                                ========= ======== ========= =========


COMPUTATION OF EARNINGS
   PER SHARE
      Basic - Earnings Per
       Share                     $  0.20  $  0.26  $   0.74  $   0.98
      Basic - Weighted average
       number of shares
       outstanding                31,432   31,254    31,406    31,170

      Diluted - Earnings Per
       Share                     $  0.20  $  0.25  $   0.73  $   0.95
      Diluted - Weighted
       average number of shares
       outstanding                32,052   32,165    32,046    32,062






       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                       Statements of Cash Flows
                             (Unaudited)
                            (in thousands)


                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income                     $  6,291  $  8,032  $ 23,338  $ 30,546
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
    Depreciation                 11,876    11,249    35,143    33,674
    Amortization of intangible
     assets                         384       446     1,375     1,589
    Amortization of debt
     issuance costs                 147       147       443       443
    Gain from sale of
     exchanges                        -    (2,888)        -    (4,180)
    Deferred income taxes         4,431     5,307    15,705     7,720
    Non-cash stock-based
     compensation expense           678       597     1,951     1,762
    Changes in operating
     assets and liabilities;
     net of effects of
     business acquisitions:
    Receivables                     461    (1,019)     (620)     (321)
    Inventory                       288       209      (211)     (707)
       Accounts payable            (992)      971       467      (827)
       Other assets and
        liabilities                (915)   (2,298)   (4,771)      (36)
                               --------- --------- --------- ---------
Net cash provided by operating
 activities                      22,649    20,753    72,820    69,663

CASH FLOWS FROM INVESTING
 ACTIVITIES
Capital expenditures             (6,641)   (7,026)  (19,853)  (20,399)
Business acquisitions, net of
 cash acquired                        -   (18,126)        -   (18,126)
Purchase of wireless licenses         -    (3,102)        -    (3,102)
Proceeds from sale of
 properties                           -     8,353         -    13,273
                               --------- --------- --------- ---------
Net cash used in investing
 activities                      (6,641)  (19,901)  (19,853)  (28,354)

CASH FLOWS FROM FINANCING
 ACTIVITIES
Net change in revolving credit
 facility                        (4,000)   11,000   (23,000)  (26,000)
Proceeds from exercise of
 stock options                        -       953        21     1,617
Shares reacquired                  (245)        -      (561)        -
Dividends paid                  (12,873)  (12,759)  (38,565)  (38,143)
                               --------- --------- --------- ---------
Net cash used in financing
 activities                     (17,118)     (806)  (62,105)  (62,526)
                               --------- --------- --------- ---------


Net (Decrease) Increase in
 Cash and Cash Equivalents       (1,110)       46    (9,138)  (21,217)
                               --------- --------- --------- ---------

Cash and Cash Equivalents at
 Beginning of Period              5,585     5,519    13,613    26,782
                               --------- --------- --------- ---------



Cash and Cash Equivalents at
 End of Period                 $  4,475  $  5,565  $  4,475  $  5,565
                               ========= ========= ========= =========





       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
        EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
                             (Unaudited)
                            (in thousands)


                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                   2007      2006     2007      2006
                                 --------- -------- --------- --------

ADJUSTED EBITDA:
Net Income                        $ 6,291  $ 8,032  $ 23,338  $30,546
Income Tax Expense                  4,483    5,617    16,534    8,374
Interest Expense                    7,987    7,969    23,964   23,577
Depreciation and Amortization      12,260   11,695    36,518   35,263
Unrealized losses on financial
 derivatives                          210      204       483      306
Non-cash stock-based
 compensation expense (1)             678      597     1,951    1,762
Extraordinary or unusual (gains)
 losses                                 -        -         -        -
Non-cash portion of RTFC Capital
 Allocation (2)                       (42)     (33)     (241)     (99)
Other non-cash losses (gains)           -        -         -        -
Loss (gain) on disposal of
 assets not in ordinary course
 (2)                                    -   (2,888)        -   (4,180)
Transaction costs                       -        -         -        -
                                 --------- -------- --------- --------
ADJUSTED EBITDA                   $31,867  $31,193  $102,547  $95,549
                                 ========= ======== ========= ========

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.
(2) Included in Interest and Dividend Income on the Consolidated
 Statements of Operations.


    We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

    Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

    We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.


    CONTACT: Iowa Telecommunications Services, Inc.
             Media Contact:
             Julie White, 641-787-2040
             Director, Corporate Communications
             Julie.White@iowatelecom.com
             or
             Investor Relations Contacts:
             Craig Knock, 641-787-2089
             Chief Financial Officer
             or
             For Iowa Telecommunications Services, Inc.
             Corporate Communications, Inc.
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com